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                                                                 Exhibit 10.16.3


                     WESTCORP EMPLOYEE STOCK OWNERSHIP PLAN
                             AND SALARY SAVINGS PLAN
                               (2001 Restatement)
                              SECOND PLAN AMENDMENT



            The Westcorp Employee Stock Ownership Plan and Salary Savings Plan is hereby amended effective January 1, 2001 (unless otherwise provided), as follows:

Section 2.7

            Section 2.7 is amended by addition of a new Section 2.7(d) to read as follows:

            (d) If a Highly Compensated Employee is also a participant in one or more other cash or deferred arrangements maintained by the Company, all such arrangements shall be treated as a single arrangement.

Section 2.11

            Section 2.11 is hereby amended to read as follows:

            2.11 Break in Service. A "Break in Service" is a period of severance of at least 12-consecutive months. A period of severance is a continuous period of time during which the Employee is not employed by the Company. Such period begins on the date the Employee retires, dies, quits or is discharged, or if earlier, the 12-month anniversary of the date on which the Employee was otherwise first absent from service.

            In the case of an individual who is absent from work for maternity or paternity reasons, the 12-consecutive month period beginning on the first anniversary of the first date of such absence shall not constitute a Break in Service. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the individual, (2) by reason of the birth of a child of the individual, (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.

Section 2.16

            Section 2.16(c) is amended by addition of the following:




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            Effective January 1, 2001, Compensation shall not include elective amounts that are not included in the gross income of the Participant under Code Sections 125, 132(f)(4), 402(e)(3), 402(h) or 403(b).


Section 2.37

            Section 2.37 is hereby amended to read as follows:

            2.37 Hours of Service. "Hour of Service" shall mean each hour for which an Employee is paid or entitled to payment for the performance of duties for the Company.

            For purposes of determining an Employee's initial or continued eligibility to participate in the Plan or the nonforfeitable interest in the Participant's Accounts, an Employee will receive credit for the aggregate of all time period(s) commencing with the Employee's first day of employment or reemployment and ending on the date a Break in Service begins. The first day of employment or reemployment is the first day the Employee performs an Hour of Service. An Employee will also receive credit for any period of severance of less than 12 consecutive months. Fractional periods of a year will be expressed in terms of days.

            A period of severance is a continuous period of time during which the Employee is not employed by the Company. Such period begins on the date the Employee retires, dies, quits or is discharged, or if earlier, the 12-month anniversary of the date on the which the Employee was otherwise first absent from service.

            In the case of an individual who is absent from work for maternity or paternity reasons, as further defined in Section 2.11, the 12-consecutive month period beginning on the first anniversary of the first date of such absence shall not constitute a Break in Service.

            If the Company is a member of an affiliated service group (under IRC section 414(m)), a controlled group of corporations (under IRC section 414(b)), a group of trades or businesses under common control (under IRC section 414(c)) or any other entity required to be aggregated with the Employer pursuant to IRC section 414(o), service will be credited for any employment for any period of time for any other member of such group. Service will also be credited for any individual required under IRC section 414(n) or 414(o) to be considered an Employee of any employer aggregated under IRC section 414(b), (c), or (m).

Section 2.40

            Section 2.40(a) is amended to read as follows:



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            (a)   "Leased Employee" shall include any employee of a leasing
      organization who, pursuant to an agreement between the Company and the leasing organization has performed services for the Company, or related persons determined in accordance with Section 414(n)(6) of the Internal Revenue Code, on a substantially full-time basis, for a period of at least one year, if such services are performed under the primary direction or control of the Company or such related person. Provided:

                  (1) Contributions or benefits provided a leased employee by the leasing organization which are attributable to services performed for the Company or such related person shall be treated as provided by the Employer; and

                  (2) A leased employee shall not be considered an Employee hereunder if such leased employee is covered by a Money Purchase Pension Plan providing a non-integrated employer contribution rate of at least 10% of compensation, but including amounts contributed by the employer pursuant to a salary reduction agreement which are excludable from the Employee's gross income under
                        Section 125, Section 132(f)(4), Section 402(e)(3),
                        Section 402(h), or Section 403(b) of the Internal Revenue Code, providing immediate participation and providing full and immediate vesting and provided that leased employees do not constitute more than 20% of the Company's non-highly compensated work force.

Section 5.6

            Section 5.6(b) is amended to read as follows:

            (b) In the event that the Excess Contributions are distributed, the distributions will be accomplished by distributing the following amounts to the Highly Compensated Employee whose deferral amount is the greatest as follows:

            First lower the Excess Contribution of the Highly Compensated Employee with the largest percentage deferral down to the next Highly Compensated Employee with the next highest deferral percentage until the test(s) is passed. Next, multiply the percentage reduction by the Compensation of the respective Highly Compensated Employees to determine the Excess Contribution. Then, distribute excess starting with the Highly Compensated Employee with the largest dollar deferral and reducing to the Highly Compensated Employees with the next largest, etc., until the excess is eliminated.


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Section 5.7

            Section 5.7(e) is hereby amended by addition of the following language at the end of the section:

            The excess shall be determined and distributed as follows:

            First lower the Excess Contribution of the Highly Compensated Employee with the largest percentage deferral down to the next Highly Compensated Employee with the next highest deferral percentage until the test(s) is passed. Next, multiply the percentage reduction by the Compensation of the respective Highly Compensated Employees to determine the Excess Contribution Then, distribute excess starting with the Highly Compensated Employee with the largest dollar deferral and reducing to the Highly Compensated Employees with the next largest, etc., until the excess is eliminated.

Section 6.3

            Section 6.3(e) is hereby amended to read as follows:

            (e) Notwithstanding any contrary provision in this Plan and Trust, the ESOP contribution made in connection with that certain 2000 Westcorp Subscription Rights Offering ("Rights Offering") or subsequent rights offerings prior to January 1, 2002, will be allocated among the accounts based upon the ratio of the number of Rights each Participant has in his or her ESOP account bears to the total number of Rights held in all accounts.

            The ESOP contribution in connection with any Rights Offerings made for a Plan Year subsequent to January 1, 2002, ("Subsequent Rights Offering") to fund the purchase of shares of Company stock in connection with the exercise of subscription rights under any Rights Stock Offering shall be allocated to Participants who are entitled to share in the allocation of ESOP contributions for such Plan Year, as described at
      Section 6.3(b), in the same manner as otherwise provided in this Section
      6.3 for ESOP contributions in general.

Section 6.8

            Section 6.8(b) is amended to read as follows:

            (b) Second, to be allocated to the accounts of Participants in a non-discriminatory manner, to reduce Employer discretionary, matching or other contributions to the extent not already reduced as provided in
      Section 6.7, or to be allocated to the ESOP Contribution Accounts pursuant to Section 6.3.



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Section 8.3

            Section 8.3(b) is amended by addition of the following:

            The required beginning date of owners of 5% or more of the Company is the April 1st of the calendar year following the calendar year in which the 5% or greater owner attains age 70 1/2.

Section 9.2

            Section 9.2(b) is hereby amended by addition of the following:

            A Participant may elect not to receive the Qualified Joint and Survivor Annuity as follows:

                  (i) The Participant's election shall be made during the Applicable Election Period which shall be the 90-day period ending on the Annuity Starting Date. The Annuity Starting Date shall be defined as:

                        (A) The first day of the first period for which an amount is payable as an annuity (whether by reason of retirement or disability).

                        (B) The Annuity Starting Date shall, in the case of a benefit not payable in the form of an annuity, be the first day on which all events have occurred which entitle the Participant to such benefit.

                        (C) The first day of the first period for which a benefit is to be received by reason of disability shall be treated as the Annuity Starting Date only if such benefit is not an auxiliary benefit within the meaning of Code Section 417(f)(2)(B).

                  (ii) The Participant's election under this Subsection (b) may be revoked in writing during the Applicable Election Period. If any such election is revoked, the person making such revocation shall retain the right to make another election during the Applicable Election Period. Each new election or change of beneficiary by the Participant shall require a new spousal consent in the same manner as provided for herein. The number of revocations shall not be limited.

                  (iii) An election by a Participant to waive automatic survivor


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                        benefits hereunder shall be effective only if the
                        Participant's spouse consents to such election in writing, and only if the consent designates a specific beneficiary and the form of benefits payable to the beneficiary. Additionally, the consent must acknowledge the effect of such election and must be witnessed by a notary public. Any consent by a spouse is effective only with respect to such spouse. Spousal consent hereunder is not required if the Participant establishes to the satisfaction of the Committee that there is no spouse or that the spouse cannot be located. Subsequent changes in beneficiaries or the form of benefits payable to a beneficiary must be preceded by spousal consent in the manner set forth above.




Section 9.5

            Section 9.5 (b)(i) is amended to read as follows:

      (i)   Eligible rollover distribution:

            An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period often years or more; any distribution to the extent such distribution is required under section 401 (a)(9) of the Code; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). After December 31, 1998, an eligible rollover distribution does not include any hardship distributions.

Section 10.4

            Section 10.4 is hereby amended to read as follows:


            10.4  [Reserved]



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Section 15.2

            Section 15.2 is amended by addition of the following:

            For limitation years beginning after December 31, 1997, Earnings shall include elected deferrals under Code Sections 125, 132(f)(4), 402(e)(3), 402(h)(1)(B), 403(b) and 457(b).

Section 18.4

            Section 18.4 is amended to read as follows:

            18.4  USERRA

                  Effective December 12, 1994, notwithstanding any provisions of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code
Section 414(u). Loan repayments will be suspended under this Plan as permitted under Code Section 414(a)(4).


            IN WITNESS WHEREOF, this Corporation has caused this Amendment to be executed this ___ day of _____________, 2002.




                                         WESTCORP

                                         By ______________________________

                                         Title ____________________________






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